CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-11 of  Cole Credit Property Trust II, Inc. and subsidiaries  of our reports dated March 23, 2006, relating to the statements of revenues and certain operating expenses for the ST Crossville property, the MT Denver property, the MT Spring property and the MF Chandler property, our report dated June 23, 2006 relating to the statement of revenues and certain expenses for the WT Arnold property, and our report dated September 23, 2006 relating to the statement of revenues and certain expenses for the GG O’Fallon property (which reports on the statements of revenues and certain operating expenses express an unqualified opinions and include explanatory paragraphs referring to the purpose of the statements) in  the Post-Effective Amendment No. 5 to Registration Statement No. 333-121094 on Form S-11.

/s/ Deloitte & Touche LLP

Phoenix, Arizona

November 13, 2006